Finisar Announces Preliminary First Quarter Results Exceeding Prior Guidance

SUNNYVALE, CA -- (Marketwired - August 06, 2013) - Finisar Corporation (NASDAQ: FNSR) today announced that, on the basis of preliminary financial results, the Company expects to report revenues of approximately $266 million for its first fiscal quarter, ended July 28, 2013, compared to guidance of $245 to $260 million that the Company provided early in the first quarter. The revenue results are preliminary and subject to adjustment. However, in the absence of material adjustment, first quarter revenues will set a new record for the Company and will be the fourth consecutive quarter of sequential revenue growth. The growth in revenue came primarily from increased sales of 10G, 40G and 100G Ethernet transceivers for datacom applications. Approximately $2 million of the revenue growth over the prior quarter was from products for telecom applications.

As a result of these higher than expected revenues, a favorable product mix and increased operating leverage, the Company expects non-GAAP gross margin to be 34.5% to 35%. This exceeds the previous guidance of approximately 33%. Non-GAAP earnings per share are expected to be $0.30 to $0.31 for the quarter, exceeding the previously estimated range of $0.22 to $0.26. A complete assessment of cost of revenues and operating expenses is not yet available but, results under GAAP are expected to include additional non-cash and infrequently occurring charges.

QUARTERLY CONFERENCE CALL

The Company expects to release its first quarter financial results after the market close on Thursday, September 5, 2013 and to discuss the first quarter results and its current business outlook during its regular quarterly conference call scheduled for Thursday, September 5, 2013, at 2:00 pm PDT (5:00 pm EDT).

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly financial closing process which could result in adjustments to the preliminary first quarter results contained in this release. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed June 24, 2013).

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For 25 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

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Investor Contact:
Kurt Adzema
Chief Financial Officer
408-542-5050
Investor.relations@finisar.com

Press Contact:
Victoria McDonald
Sr. Manager, Corporate Communications
408-542-4261